ION announces cost reduction initiative
HOUSTON, TX – September 2, 2015 – ION Geophysical Corporation (the “Company”) (NYSE: IO) today announced an aggressive cost reduction initiative as part of an overall plan to align operating expenses with business conditions and recent declines in the current commodity price environment for crude oil and natural gas. The Company believes this cost reduction program will more appropriately scale its operations to the current commodity price environment.
The Company’s business is a scalable, asset light business with the flexibility to expand and contract in response to changing market conditions. The Company is adopting the aggressive cost reduction measures to reduce expenses to more closely align with the decreases in revenue experienced in the first half of the year. The Company’s ability to rapidly decrease expenses is a key part of the flexible, asset light strategy employed by the business and enables the Company to more effectively manage fluctuations in revenues like those experienced in the first half of 2015. The Company remains rapidly scalable to respond to changes in revenues. When market conditions improve, the Company will be well positioned to efficiently grow to meet demand.
The cost reduction initiative is expected to result in an approximate 25% decrease in the Company’s global workforce and is expected to be substantially completed by September 30, 2015. The Company expects to incur $5-6 million in termination costs, all of which are expected to require cash expenditures, and the majority of which are expected to be incurred in the current fiscal year. The Company will provide additional details of these charges when it reports its results for the third quarter of 2015 later this year.
In connection with this plan, the Company expects to reduce annual operating costs by approximately $40 million. Such cost savings will consist primarily of payroll reductions and reductions in discretionary spending associated with a smaller workforce, as well as additional cost control measures. When combined with the cost savings undertaken since December of 2014, the Company will have achieved a total estimated annual savings of $80 million and a 50% reduction in its workforce. The cost savings initiatives were across all groups within the Company, but the Company is maintaining key capabilities in all its groups, including Ocean Bottom, and its readiness to rescale the business as revenues increase.
“The difficult cost reduction initiative we are undertaking today is necessary to prudently scale the Company during this period of significantly decreased revenues, which we believe will extend into

2017,” Brian Hanson, the Chief Executive Officer for the Company commented.  “We are an asset light company and have the ability to adjust our cost structure to align with revenue levels. When commodity prices and consequently the business’s revenues recover, we will rescale our workforce to meet the demand.”

About ION
ION is a leading provider of technology-driven solutions to the global oil & gas industry. ION’s offerings are designed to help companies reduce risk and optimize assets throughout the E&P lifecycle. For more information, visit iongeo.com.
Contacts
Jamey S. Seely
Executive Vice President and General Counsel
+1.281.552.3011

This press release contains “forward-looking” statements, including, without limitation, statements related to the estimated charges for the restructuring, including related estimated cash expenditures, and the timing for the completion of the reduction in workforce. Any statements contained in this press release that are not statements of historical fact are forward-looking statements. These forward-looking statements are based upon the Company’s current expectations. Forward-looking statements involve risks and uncertainties. The Company’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the risk that restructuring costs may be greater than currently anticipated, and risks related to the impact of the work force reduction on the Company’s business and unanticipated charges not currently contemplated that may occur as a result of the reduction in workforce. The Company expressly disclaims any obligation to publicly update or revise any forward-looking statement, whether as a result of any change in events, conditions or circumstances or otherwise.

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